Exhibit 21.1

BEHRINGER HARVARD MID-TERM VALUE ENHANCEMENT LIQUIDATING TRUST

List of Subsidiaries

Entity	Jurisdiction
Behringer Harvard Northpoint GP, LLC	Texas
Behringer Harvard Northpoint LP	Texas
Behringer Harvard 7400 Tucson Way, LLC	Colorado
Behringer Harvard 2800 Mockingbird GP, LLC	Texas
Behringer Harvard 2800 Mockingbird LP	Texas
Behringer Harvard Parkway Vista GP, LLC	Texas
Behringer Harvard Parkway Vista LP	Texas
Behringer Harvard 1401 Plano Road GP, LLC	Texas
Behringer Harvard 1401 Plano Road LP	Texas